Exhibit 10.7

OPORTUN FINANCIAL CORPORATION

EXECUTIVE SEVERANCE AND CHANGE IN CONTROL POLICY

Oportun Financial Corporation (the “Company”) has established this Executive Severance and Change in Control Policy (this “Policy”) as of November 29, 2018 (the “Effective Date”). The purpose of the Policy is to attract and retain key executives for the Company, to align their interests with those of the Company’s stockholders, and to provide such individuals with an incentive to continue their service with the Company and to maximize the value of the Company upon a potential Change in Control for the benefit of its stockholders. This Policy is hereby adopted by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) and shall be administered by the Committee.

1.	Eligible Individuals

The following individuals will be subject to the terms of this Policy: (i) the Company’s Chief Executive Officer (the “CEO”); (ii) any Company employee with a title above Senior Vice President (that is, CxO or EVP), and who is designated by the Committee (a “Tier I Participant”); and (iii) any Company employee in a position with the title of Senior Vice President, and who is designated by the Committee (a “Tier II Participant”) (each such individual set forth in clauses (i), (ii), and (iii), a “Participant”).

This Policy will not be effective with respect to any person designated as a Participant by the Committee unless and until such person agrees in writing (whether in an employment agreement or by countersigning a participation notice in a form approved by the Committee) to be subject to this Policy and agrees to all of its terms and conditions.

2.	Severance Benefits

Subject to the terms of this Policy, if a Participant’s employment is terminated a result of a Qualifying Termination, the Company will provide such Participant with the following benefits and payments (the “Severance Benefits”) determined as follows in the table below.

In the case of Severance Benefits payable on a Qualifying Termination outside of the CIC Period, the amount of Severance Benefits will depend on such Participant’s length of Continuous Service with the Company as of the date of such termination.

Participant Category	Qualifying Termination (not within the CIC Period)	Qualifying Termination within the CIC Period
CEO	Less than 5 years of Continuous Service: • 12 months Salary Continuation • 12 months COBRA Premium Benefit	• 18 months Salary Continuation • 18 months COBRA Premium Benefit • 1.5x Target Bonus • 100% Vesting Acceleration
5+ years of Continuous Service: • 18 months Salary Continuation • 18 months COBRA Premium Benefit • 12 months Vesting Acceleration

Tier I Participant	Less than 5 years of Continuous Service: • 9 months Salary Continuation • 9 months COBRA Premium Benefit	• 12 months Salary Continuation • 12 months COBRA Premium Benefit • 1.0x Target Bonus • 100% Vesting Acceleration
5+ years of Continuous Service: • 12 months Salary Continuation • 12 months COBRA Premium Benefit

Tier II Participant	Less than 5 years of Continuous Service: • 6 months Salary Continuation • 6 months COBRA Premium Benefit	• 9 months Salary Continuation • 9 months COBRA Premium Benefit • 0.75x Target Bonus • 100% Vesting Acceleration
5+ years of Continuous Service: • 9 months Salary Continuation • 9 months COBRA Premium Benefit

3.	Conditions to Payment

As a condition to payment of the Severance Benefits, a Participant must (a) execute, deliver, and allow to become effective, a general release of all claims against the Company and its affiliates in a form provided by the Company (the “Release”) within the time frame provided for in the Release (not to exceed 60 days following such Participant’s termination date, including any revocation period); (b) resign from all officer and director positions with the Company and its affiliates (unless otherwise requested by the Company); and (c) comply with such Participant’s obligations under any applicable confidentiality, intellectual property assignment, and restrictive covenant agreement between the Company (or an affiliate of the Company) and such Participant, or similar obligation Participant owes to the Company.

4.	Timing of Payment of Severance Benefits

A Participant’s Severance Benefits will be payable in a single lump sum on the first regular payday for the Company’s salaried employees within the 60-day period following the date of the Participant’s termination of employment on which the Participant’s executed Release is effective and enforceable. However, should such 60-day period span two taxable years, then such payment will be made during the portion of that period that occurs in the second taxable year if deemed necessary to comply with Section 409A of the Code.

5.	Certain Definitions

The following definitions will apply for purposes of this Policy:

“Base Salary” means the Participant’s base salary as of the effective date of Participant’s Qualifying Termination (without taking into account any reduction in salary forming the basis for a Resignation for Good Reason).

“Cause” means one or more of the following, as determined by the Committee in its sole discretion:

(i)    the Participant’s habitual neglect of or willful failure to perform his or her duties (other than any such failure resulting from incapacity due to physical or mental illness);

(ii)    the Participant’s commission of any act of dishonesty, illegal conduct or willful misconduct that results in (or might have reasonably resulted in) material harm to the Company or its affiliates, or is intended to result in substantial personal enrichment;

(iii)    the Participant’s embezzlement, misappropriation, or fraud, whether or not related to Participant’s employment with the Company;

(iv)    the Participant’s failure to cooperate with the Company in any investigation or formal proceeding initiated by a governmental authority or otherwise approved by the Board or the Audit Committee of the Board;

(v)    the Participant’s conviction of or plea of guilty or nolo contendere to felony criminal conduct or material misconduct involving moral turpitude;

(vi)    the Participant’s material breach of any obligation or duty under any written employment or other agreement between the Company and Participant, including any material violation of Participant’s Proprietary Information and Inventions Agreement with the Company; or

(vii)    Any material failure by Participant to comply with the Company’s written policies or rules, as they may be in effect from time to time, including related to sexual harassment or sexual misconduct.

Except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, a Participant will have 30 days from the delivery of written notice by the Company within which to cure any acts constituting Cause.

“Change in Control” means a Corporate Transaction that also qualifies as a Change in Control, each as defined in the Equity Plan.

“CIC Period” means the period beginning on the date that is 90 days prior to the consummation of a Change in Control and ending on the date that is twelve (12) months following the consummation of a Change in Control.

“COBRA Premium Benefit” means that if (a) the Participant was enrolled in a group health plan (i.e., medical, dental, or vision plan) sponsored by the Company or an affiliate immediately prior to the Qualifying Termination, (b) the Participant is eligible to continue coverage under such group health plan under the Consolidated Omnibus Budget Reconciliation Act of 1985 (together with any state law of similar effect, “COBRA”) at the time of the Participant’s termination of employment, and (c) the Participant timely elects COBRA coverage, then the Company will pay COBRA premiums for the Participant and his or her eligible dependents covered under the Company’s group health plan (or waive the cost of coverage under any self-funded group health plan, if applicable) for a number of months equal to the lesser of (i) the duration of the period in which the Participant and his or her eligible dependents are enrolled in such COBRA coverage (and not otherwise covered by another employer’s group health plan that does not impose an applicable preexisting condition exclusion) and (ii) the number of months provided in the table above. In addition, in lieu of such COBRA premium payments, the Company may in its sole discretion pay to the Participant, on the first day of each month during the COBRA Premium Benefit period, a fully taxable cash payment equal to the applicable COBRA premiums for that month, subject to applicable tax withholdings.

For purposes of this Policy, any applicable insurance premiums that are paid (or deemed paid in the case of self-insured plans) by the Company shall not include any amounts payable by the Participant under a Code Section 125 health care reimbursement plan.

“Continuous Service” has the meaning defined in the Equity Plan.

“Code” means the Internal Revenue Code of 1986, as amended.

“Equity Awards” means any Company equity awards, including but not limited to stock options, stock appreciation rights, restricted stock and restricted stock units.

“Equity Plan” means the Company’s 2015 Equity Incentive Plan, as amended from time to time.

“Good Reason” mean the occurrence of any of the following events or conditions without a Participant’s written consent:

(i)    a material adverse change in the Participant’s title (solely in the case of the CEO), authority, duties or responsibilities (other than temporarily while the Participant is physically or mentally incapacitated or as required by applicable law);

(ii)    a material diminution in the Participant’s Base Salary other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions;

(iii)    the Company’s requirement that the Participant relocate Participant’s primary work location to a location that increases the Participant’s one-way commute by more than 25 miles; or

(iv)    any material breach by the Company or any successor or affiliate of its obligations to the Participant under any material provision on any agreement between the Participant and the Company.

A Participant must provide written notice to the Company of the occurrence of any of the foregoing events or conditions without Participant’s written consent within 30 days of the occurrence of such event. The Company or any successor or affiliate shall have a period of 30 days to cure such event or condition after receipt of written notice of such event from Participant. Any resignation for Good Reason following such 30 day cure period must occur no later than the date that is 90 days following the initial occurrence of one of the foregoing events or conditions without Participant’s written consent.

“Performance Condition” means any provision in an applicable award agreement for an Equity Award that conditions vesting, or determines the number of shares eligible to vest, on the occurrence of a liquidity event condition or the achievement of any other business or individual performance-based milestone.

“Qualifying Termination” means a termination of a Participant’s employment by the Company without Cause or such Participant’s voluntary resignation for Good Reason, and in either case provided such termination also qualifies as a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury Regulations).

“Target Bonus” means the target annual incentive bonus, expressed in dollars, which the Participant is eligible to earn in the fiscal year in which (A) the Change in Control occurs or (B) the Qualifying Termination occurs, whichever of (A) or (B) is greater.

“Vesting Acceleration” means the service-based vesting (but not performance-based) of the shares subject to any Equity Awards held by a Participant on the date of termination of a Participant’s employment will be accelerated either in full or as to a number of months as provided in the table above. In the case of Equity Awards that are options or stock appreciation rights, such awards will also remain exercisable for the applicable post-termination exercise period contained in the award documents for options were granted prior to the Effective Date and qualify as incentive stock options. For clarity, the Vesting Acceleration severance benefit provided in the Policy does not waive the satisfaction of any Performance Condition contained in an Equity Award, and the requirements to satisfy any Performance Condition or calculate the number of shares eligible to vest tied to a Performance Condition will remain subject to the terms and conditions of the award agreement evidencing the particular Equity Award. Participant’s Equity Awards shall otherwise remain subject to the terms of the applicable plan and award documents under which such Equity Award was granted (including but not limited to any provisions with respect to forfeiture on a termination for Cause) and, notwithstanding the foregoing provisions of this Policy, no Equity Award shall remain outstanding later than the last day of its original full term.

6.	Additional Terms

(a)    Accrued Obligations. Except as set forth in this Policy, rights arising from the terms of the Company’s benefit plans shall be governed by the terms of such plans.

(b)    Withholding Taxes. All forms of compensation payable to the Participants by the Company, whether in cash, common stock or other property, are subject to reduction to reflect applicable withholding and payroll taxes.

(c)    Clawback. Any amounts paid or payable to a Participant pursuant to this Policy or the Company’s equity or compensation plans will be subject to recovery or clawback to the extent required by any applicable law or any applicable securities exchange listing standards.

(d)    Section 409A. This Policy is intended to comply with Section 409A of the Code (“Section 409A”) or an exemption thereunder and accordingly, to the maximum extent permitted, this Policy will be interpreted and administered in accordance with such intent. Any payments to be made under this Policy upon a termination of employment may only be made upon a “separation from service” under Section 409A, and may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any nonqualified deferred compensation payments under this Policy that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Each installment payment provided under this Policy shall be treated as a separate payment. To the extent required in order to avoid an accelerated or additional tax under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Policy during the six-month period immediately following a separation from service will instead be paid on the first business day after the date that is six months following separation from service. In no event will any expense be reimbursed later than the end of the calendar year following the calendar year in which that expense is incurred, and the amounts reimbursed in any one calendar year will not affect the amounts reimbursable in any other calendar year. A Participant’s right to receive such reimbursements may not be exchanged or liquidated for any other benefit.

(e)    Section 280G. If any payment or benefit received or to be received by a Participant (including any payment or benefit received pursuant to this Policy or otherwise) would be (in whole or part) subject to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto, or any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then the cash payments provided to the Participant under this Policy will first be reduced, with each such payment to be reduced pro-rata but without any change in the payment date, and then, if necessary, any accelerated vesting of the Participant’s equity awards arising from the terms of such awards shall be reduced in the same chronological order in which those awards were made, but only to the extent necessary to assure that the Participant receives only the greater of (i) the amount of those payments and benefits which would not constitute a parachute payment under Section 280G of the Code or (ii) the amount which yields the Participant the greatest after-tax amount of benefits after taking into account any Excise Tax imposed on the payments and benefits provided to the Participant hereunder (or on any other payments or benefits to which the Participant may become entitled in connection with any change in control or ownership of the Company or the subsequent termination of the Participant’s employment with the Company). Calculations required by this paragraph will be performed by a national accounting firm designated by the Company.

(f)    Amendment and Termination of Policy. The Committee may amend or terminate this Policy at any time, provided that such action is effected by written resolution. Moreover, the Committee reserves the right to amend this Policy as may be necessary or appropriate to avoid adverse tax consequences under Section 409A. However, no amendment or termination of this Policy that is adverse to any individual who is a Participant (other than pursuant to the prior sentence) shall apply to such Participant without his or her written consent.